FOR IMMEDIATE RELEASE	FOR	Interpool, Inc.

CONTACT:	James F. Walsh (609) 452-8900 www.interpool.com

INTERPOOL CREDIT RATINGS UPGRADED BY FITCH RATINGS
Senior Secured Rating Increased to Investment Grade

PRINCETON, NJ, October 10, 2006 — Interpool, Inc. (NYSE: IPX) announced that Fitch Ratings has upgraded each of the company’s debt ratings by one notch. In addition, Fitch indicated that the ratings outlook for Interpool is stable.

Fitch’s rating for Interpool’s senior secured credit facilities is BBB-, or investment grade. The rating for the company’s senior unsecured debt is BB+, and the rating for Interpool’s trust preferred stock is BB-. Fitch indicated that the upgrades reflect Interpool’s leadership position in its chassis and intermodal leasing businesses, the company’s overall financial performance, its lower leverage and increased liquidity as a result of strategic actions taken over the past year, and significant progress toward full compliance with Section 404 of the Sarbanes-Oxley Act.

Martin Tuchman, Interpool’s Chairman and Chief Executive Officer, commented, “We are extremely pleased that Fitch took the time, and made the effort, to understand our company and the risk-averse profile our model demonstrates. With both our senior debt and our securitization facility now rated as investment grade, our balance sheet can support our growth while we keep leverage at reasonable levels.”

Interpool is one of the world’s leading suppliers of equipment and services to the transportation industry. The company is the world’s largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company’s SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

Note: This press release and other press releases and information can be viewed at the Company’s website at www.interpool.com.